Exhibit 21.1

List of Subsidiaries

Kisses From Italy 9th LLC, a Florida limited liability company

Kisses From Italy-Franchising LLC, a Florida limited liability company

Kisses From Italy, Inc., a company incorporated under the laws of Canada and registered in Quebec